Exhibit 99.B 11(a)



CONSENT OF INDEPENDENT ACCOUNTANTS



     We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 12 to registration statement on Form N-1A (the "Registration Statement") of our report dated December 23, 1997, relating to the financial statements and financial highlights of Prudential Global Limited Maturity Fund, Inc. which appear in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.


Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York 10036
December 23, 1997